UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Mo. 64141

February 11, 2005 For more information, please contact:

Jill Stockham, (816) 860-5606

MICHAEL D. HAGEDORN JOINS UMB FINANCIAL CORPORATION AS

CHIEF FINANCIAL OFFICER

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF) is pleased to announce that Michael D. Hagedorn will join the company on March 21, 2005 as executive vice president and chief financial officer. Additionally, he will be a member of UMB's Executive Committee. Mr. Hagedorn will oversee financial reporting, budgeting, management reporting, corporate finance, property management, compliance, investor relations, and accounts payable for the organization.

Mr. Hagedorn comes to UMB with more than 17 years of solid experience in the financial services industry. He has worked for Wells Fargo Audit Services, Inc., Wells Fargo Bank Minnesota, n.a., and most recently as senior vice president and chief financial officer of Wells Fargo Bank Iowa, n.a. and Wells Fargo's Midwest Banking Group, Des Moines, Iowa. He received his bachelor's in business administration and graduated Cum Laude from Iowa State University, Ames, Iowa.

"Michael has a wealth of financial experience and we are pleased to have a chief financial officer of his caliber join our company," said Mariner Kemper, chairman and CEO of UMB Financial Corporation. "Mike will be an invaluable asset to the UMB team."

"I look forward to working with Mariner Kemper and Peter deSilva and share in their enthusiasm for UMB's longstanding tradition and commitment to customers, shareholders and associates." said Hagedorn.

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UMBFC

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska.

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